UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 2)

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Landsea Homes Corp.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LANDSEA HOMES CORP.

660 Newport Center Drive, Suite 300

Newport Beach, California 92660

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SUPPLEMENT NO. 2 TO PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 8, 2022

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Dear Stockholders:

This Supplement provides updated and amended information with respect the Annual Meeting of Stockholders of Landsea Homes Corporation (“we” or the “Company”), to be held on June 8, 2022 (the “Annual Meeting”).

The information contained in this Supplement should be read in conjunction with the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement (the “Proxy Statement”), each dated April 26, 2022, furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting. There is no change to the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting and at all adjournments of the annual meeting, and as such only holders at the close of business on April 11, 2022 are entitled to notice of, and to vote at, the Annual Meeting and at all adjournments of the annual meeting.

Change in Company’s Certifying Accountant

On June 7, 2022, the Company filed a Current Report on Form 8-K (the “Form 8-K”) announcing that the Audit Committee of the Company’s board of directors had dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and appointed Deloitte & Touche LLP (“Deloitte”) as its new independent registered public accounting firm, effective June 3, 2022.

As disclosed in the Form 8-K, the reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2021 and December 31, 2020 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2021 and December 31, 2020, and through June 3, 2022, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in its reports on the financial statements of the Company for such years.

During the fiscal years ended December 31, 2021 and December 31, 2020, and through June 3, 2022, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K, except with respect to the disclosure of material weaknesses in internal control over financial reporting related to (i) the accounting for warrants issued in connection with the Initial Public Offering of the Company (which has been remediated as of December 31, 2021), (ii) we did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient complement of resources with (a) an appropriate level of accounting and information technology knowledge, experience and training to appropriately analyze, record and disclose accounting matters timely and accurately and (b) an appropriate level of knowledge and experience to establish effective processes and controls, (iii) we did not design and maintain formal accounting policies, procedures and controls, or maintain documentary evidence of existing control activities to achieve complete, accurate and timely financial accounting, reporting and disclosures, including adequate controls over the period-end financial reporting process, the preparation and review of account reconciliations and journal entries, including segregation of duties and (iv) we did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual, or complex transactions, specifically related to controls to account for purchase business combinations, including appropriate review of the information and assumptions used to determine and account for the fair value of acquired assets and liabilities assumed and the purchase price allocation (material weaknesses (ii) – (iv) remain unremediated as of December 31, 2021).

The Company provided PwC with a copy of the disclosure in the Form 8-K in response to Item 304(a) of Regulation S-K and requested that PwC furnish the Company with a copy of their letter addressed to the SEC pursuant to Item 304(a)(3) of Regulation S-K, stating whether PwC agrees with the statements made by the Company in the Form 8-K in response to Item 304(a) of Regulation S-K. A copy of PwC’s letter to the SEC dated June 7, 2022 is attached as Exhibit 16.1 to the Form 8-K.

During the fiscal years ended December 31, 2021 and December 31, 2020, and through June 7, 2022, neither the Company, nor anyone on its behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

As a result of the dismissal of PwC, the Company intends to withdraw Proposal 2 from the meeting agenda of the Annual Meeting, which requests the stockholders of the Company ratify the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2022. The Company does not intend to submit any other proposal for ratification with respect to the appointment of an independent registered public accounting firm at the Annual Meeting.

You should note the following:

●	The Company will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the withdrawal of Proposal 2.

●	Proxy cards or voting instructions already received with direction on Proposal 2 will not be voted on Proposal 2.

●	Proxy cards or voting instructions received and providing direction on the remaining proposal to be considered at the Annual Meeting (Proposal 1) will remain valid and in effect, and will be voted as directed.

●	If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining proposal.

This Supplement does not revise or update any other information set forth in the Proxy Statement and should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

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The date of this Supplement is June 7, 2022.